Exhibit 10.2

AMENDMENT NO. 1 TO THE 2021 EMPLOYEE STOCK PURCHASE PLAN

In accordance with Section 18 of Entrada Therapeutics, Inc. (the “Company”) 2021 Employee Stock Purchase Plan (the “ESPP”), the ESPP is hereby amended as follows, subject to approval of the Company’s stockholders:

1.	The second sentence of the first paragraph of the ESPP is hereby deleted and replaced as follows:

An aggregate of 278,762 shares of Common Stock have been approved and reserved for this purpose, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) 557,524 shares of Common Stock, (ii) one percent (1%) of the Outstanding Shares on the immediately preceding December 31st, or (iii) such number of shares of Common Stock as determined by the Administrator. For this purpose, “Outstanding Shares” means, as of a specified date, the sum of (a) number of shares of Common Stock issued and outstanding and (b) the number of shares of Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of Common Stock for a nominal exercise price.

This Amendment No. 1 to the 2021 Employee Stock Purchase Plan (this “Amendment”) constitutes an integral part of the ESPP. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the ESPP, as the ESPP shall be in effect on the date hereof after giving effect to the Amendment.

Except as set forth herein, all of the terms and conditions of the ESPP, as in effect prior to the effectiveness of this Amendment, shall continue to remain in full force and effect as originally stated therein.

APPROVED BY BOARD OF DIRECTORS: March 26, 2026

APPROVED BY COMPANY’S STOCKHOLDERS: June 10, 2026